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                        [COX COMMUNICATIONS LETTERHEAD]



December 16, 1997

Mr. Ajit Dalvi
Senior Vice President, Marketing & Programming
Cox Communications, Inc.
1400 Lake Hearn Drive, N.E.
Atlanta, Georgia  30319

               RE:  Reward and Incentive Program for Ajit Dalvi

Dear Ajit:

     Cox Communications, Inc. ("Cox") desires to recognize the continuing efforts made by you in creating significant shareholder value for Cox through your nurturing of Cox's investment in Discovery Communications, Inc. ("DCI").
In that regard, the Compensation Committee of the Board of Directors of Cox has approved a reward and incentive program for you that will be dependent upon the future appreciation in the value of DCI under the terms and conditions set forth in this letter.

     Under this program, Cox will "fund" for you two appreciation rights awards based on a phantom equity investment in DCI, each in the amount of $200,000 (the "Base Amount"). For the purpose of this program, the 1996 Award Base Amount ("1996 Award") will be assumed to have been invested in DCI as of January 1, 1996 and the 1998 Award Base Amount ("1998 Award") will be assumed to have been invested as of January 1, 1998. You hereby are granted the right to later payment to you of the excess of the value of the phantom equity investment in DCI over the Base Amount (the "Awards"), under the terms and conditions set forth herein. The effective date of your 1996 Award shall be January 1, 1996 and the effective date of the 1998 Award shall be January 1, 1998. The value of DCI, and thus your Award, will be determined on a yearly basis by appraisers selected by Cox, and the determination of such value by the appraisers, once accepted by Cox, shall be final and binding for all program purposes. The maximum amount of each Award that shall be payable to you under the program shall be $500,000.

     The specific features of the program are as follows:

 .    Each year Cox will determine the Annual Growth Rate of the value of DCI and shall compute a Cumulative Growth Rate.  This Cumulative Growth Rate
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     for each year will be applied to the Base Amount of each award to determine the current value of each Award. The value of each Award shall be the excess of the current value over the Base Amount.

 .    The appreciation in the value of each Award will be measured over a five
     (5) year period commencing on January 1, 1996 and ending on December 31, 2000 for the 1996 Award and commencing on January 1, 1998 and ending on December 31, 2002 for the 1998 Award (the "Appreciation Periods"). As of the last day of each applicable Appreciation Period, the value of your Award under the program shall be payable to you in accordance with this letter, but only to the extent you remain in the continuous employment of Cox or of another subsidiary thereof throughout the Appreciation Period.

 .    Your Award will vest according to the following schedule: 20 percent will be vested as of the date one year after the effective date of the Award, 75 percent will be vested as of the date three years after the effective date, 90 percent will be vested as of the date four years after the effective date. You will not be 100 percent vested in the 1996 Award until January 1, 2001 and 100 percent vested in the 1998 Award until January 1, 2003.

 .    In the event your employment terminates before the end of the applicable
     Appreciation Period by reason of death or disability, the Award will become fully vested, and the value of your Award will be paid to you or to your estate based on the most recent appraisal of DCI that occurred before the date of your death or the date your disability commenced. In the event of your termination of employment for other reasons before the end of the applicable Appreciation Period, the vested amount of your Award will be paid to you based on the most recent appraisal of DCI that occurred before the date your employment so terminated.

 .    Upon a showing of a financial hardship prior to the end of the applicable
     Appreciation Period, on terms considered satisfactory by Cox in its sole discretion, you shall be entitled to a lump sum cash payment equal to the value of the vested portion of your Award based on the most recent appraisal of DCI that occurred before the date you requested the hardship exception.

 .    Except as noted above, payment of your Awards will be made to you after the end of the applicable Appreciation Period as soon as practicable after the later of your termination of employment or January 1, 2001 for the 1996 Award and January 1, 2003 for the 1998 Award.

 .    Your Award will be paid to you in the form of cash, Cox Class A common stock or any combination thereof as Cox determines in its sole discretion. If the Award is paid in cash, it may be made either in the form of a lump sum or in five or less equal annual installments, as Cox determines in its sole discretion.

     With thanks for your many contributions to the success of Cox and of DCI, I remain,

                              Very truly yours,

                              /s/ James O. Robbins
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                              James O. Robbins